Exhibit 99.2

IsZo Capital Pleased by Court’s Ruling to Void Nam Tai’s $170 Million Private Placement

Highlights That Eastern Caribbean Supreme Court Ruled the Company’s Directors Acted with an Improper Purpose when Entering the Transaction

Notes Court is Ordering Nam Tai to Convene a Special Meeting Whereat Shareholders can Vote to Reconstitute the Company’s Board with IsZo’s Highly-Qualified Director Candidates

Promises Further Updates Regarding the Special Meeting and the Court’s Ruling as Additional Information Becomes Available

NEW YORK--(BUSINESS WIRE)--IsZo Capital Management LP (together with its affiliates, “IsZo”), which beneficially owns approximately 11% of the outstanding shares of Nam Tai Property Inc. (NYSE: NTP) (“Nam Tai” or the “Company”), today commented on the outcome of the lawsuit it brought in the Eastern Caribbean Supreme Court (the “Court”) against Nam Tai, Kaisa Group Holdings Limited’s (HKG: 1638) (“Kaisa”) wholly-owned subsidiary Greater Sail Limited (“Kaisa-Greater Sail”) and West Ridge Investment Company Limited (“West Ridge”). The Court has ruled in IsZo’s favor and voided Nam Tai’s $170 million private placement, which distributed more than 16 million common shares to Kaisa-Greater Sail, taking its ownership from 23.9% to 43.9% of the outstanding shares, and more than 2.6 million common shares to West Ridge.

The Court found that Nam Tai’s Board of Directors (the “Board”) acted for an improper purpose when initiating the dilutive transaction in October 2020. It was determined that execution of the private placement was a breach of the directors’ fiduciary duties and was undertaken to give Kaisa de facto control of the Company in response to a requisition from approximately 40% of the outstanding shares to convene a meeting of Nam Tai shareholders (the “Special Meeting”) to remove and replace the Kaisa-affiliated directors from the Board.

As part of today’s ruling, the Court is ordering Nam Tai to convene the Special Meeting as soon as reasonably practical. The particulars of the meeting are being finalized with the Court and IsZo will further update shareholders when more information becomes available.

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Shareholders interested in learning more should contact our solicitor, Saratoga Proxy Consulting, at info@saratogaproxy.com or (212) 257-1311. We also encourage shareholders to learn more about our slate and sign up for important updates by visiting www.FixNTP.com.

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Contacts

For Investors:
Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:
Profile
Greg Marose / Rachel Goun 347-343-2999
gmarose@profileadvisors.com / rgoun@profileadvisors.com

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